As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

Kraton Performance Polymers, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2821	20-0411521
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15710 John F. Kennedy Blvd.
Suite 300
Houston, TX 77032
Telephone: (281) 504-4700

(Address of Registrant’s Principal Executive Offices)

TJ Chemical Holdings LLC 2004 Option Plan

Polymer Holdings LLC 2009 Equity Incentive Plan

Polymer Holdings LLC Executive Deferred Compensation Plan

(Full Title of the Plans)
______________

Stephen W. Duffy, Esq.
General Counsel
Kraton Performance Polymers, Inc.
15710 John F. Kennedy Blvd.
Suite 300
Houston, Texas 77032
Telephone: (281) 504-4700
Telecopy: (281) 504-4743

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
______________
with copies to:

Robert Raymond, Esq.
Duane McLaughlin, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY  10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
TJ Chemical Holdings LLC 2004 Option Plan	Common stock, $0.01 par value per share	1,585,661	$13.52(2)	$21,438,136	$1,529(2)
Polymer Holdings LLC 2009 Equity Incentive Plan	Common stock, $0.01 par value per share	4,350,000	$13.53(3)	$58,855,500	$4,197(3)
Polymer Holdings LLC Executive Deferred Compensation Plan	Common stock, $0.01 par value per share	14,765	$13.53(3)	$199,771	$15(3)
TOTAL	N/A	5,950,426	N/A	$80,493,407	$5,741

(1)
Together with an indeterminate number of common stock, $0.01 par value per share (the “Shares”) that may be necessary to adjust the number of shares reserved for issuance pursuant to the TJ Chemical Holdings LLC 2004 Option Plan and Polymer Holdings LLC Equity Incentive Plan as a result of stock splits, stock dividends or similar adjustments of the outstanding Common Shares of Kraton Performance Polymers, Inc. (the “Registrant”).

(2)
With respect to 1,585,661 shares covered by stock options prior to the filing of this Registration Statement, calculated pursuant to rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the price at which the options may be exercised.

(3)
With respect to 4,364,765 shares subject to future grants, estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on December 17, 2009.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)           The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with the Registrant’s registration statement on From S-1 (Reg. No. 333-162248);

(ii)           The description of the Shares contained in Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with the Registrant’s registration statement on From S-1 (Reg. No. 333-162248);

(iii)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the securities registration document referred to in (i) above.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Stephen W. Duffy, General Counsel for the Registrant, has provided an opinion regarding the validity of the issuance of the Shares under this Registration Statement on Form S-8.  Mr. Duffy currently holds 74,007 options (49,338 of which are currently unvested) granted under the TJ Chemical Holdings LLC 2004 Option Plan, the underlying securities of which are registered on this Registration Statement.  Additionally, he is expected to receive future grants under the Polymer Holdings LLC 2009 Equity Incentive Plan, the underlying securities of which are also registered on this Registration Statement.

Item 6.     Indemnification of Directors and Officers.

Delaware law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation of Kraton Performance Polymers, Inc. provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as amended.  The Certificate of Incorporation further provides that the Registrant shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as amended, indemnify any and all persons whom it shall have power to indemnify under that section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by that section, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Registrant maintains liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

In addition, the Registrant expects to enter into indemnification agreements with each of the Registrant’s directors and officers. These agreements, among other things, will require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

The TJ Chemical Holdings LLC 2004 Option Plan and the Polymer Holdings LLC 2009 Equity Incentive Plan generally provide that no member of the Compensation Committee of the Registrant (the “Committee”), the Board of Directors of the Registrant, or those acting under their authority shall be liable for any action or determination made in good faith with respect to the plan or any grant. The plans above as well as The Polymer Holdings LLC Executive Deferred Compensation Plan generally provide that, to the fullest extent permitted by law, the Registrant will indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was a member of the Committee.

Item 7.  Exemption From Registration Claimed.

                Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Form of Certificate of Incorporation of Kraton Performance Polymers, Inc.

4.2	Form of By-laws of Kraton Performance Polymers, Inc.

4.3	TJ Chemical Option Plan, dated November 30, 2009

4.4	Polymer Holdings Equity Incentive Plan, dated November 30, 2009

4.5	Polymer Holdings LLC 2009 Executive Deferred Compensation Plan, dated November 30, 2009

5.1	Opinion of Stephen W. Duffy, General Counsel of the Registrant, as to the legality of the issuance of the ordinary shares offered hereby

23.1	Consent of KPMG LLP, Independent Auditors

23.2	Consent of Stephen W. Duffy (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston on the 18th day of December.

Kraton Performance Polymers, Inc.

By:	/s/ Kevin M. Fogarty
Name: Kevin M. Fogarty
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of December.

Signature	Title
Principal Executive Officer
/s/ KEVIN M. FOGARTY (KEVIN M. FOGARTY)	Principal Executive Officer
Principal Financial Officer
/s/ STEPHEN E. TREMBLAY (STEPHEN E. TREMBLAY)	Principal Financial and Accounting Officer

DIRECTORS:

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of December.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin M. Fogarty and Stephen E. Tremblay, and each of them severally, as his or her true and lawful agent, with power to act separately and with full and unqualified authority to delegate any or all of the powers granted herein to any person or persons selected by said agent(s), to execute in his or her name, place, and stead in capacity as a director or officer of Kraton Performance Polymers, Inc., a registration statement on form S-8 to be filed by Kraton Performance Polymers, Inc., any and all amendments (including post-effective amendments) to such registration statement, with exhibits thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said agents, or any person or persons to whom said agent(s) have delegated the foregoing powers, may do and perform each and every act and thing requisite and necessary to be done in connection with the execution and filing of the referenced registration statement and any amendments thereto (including post-effective amendments).

Except as otherwise specifically provided herein, the power of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that each person whose signature appears below has previously executed. This power of attorney shall not be revoked by any subsequent power of attorney each person whose signature appears below may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney.

/s/ DAN F. SMITH (DAN F. SMITH)	/s/ STEVEN J. DEMETRIOU (STEVEN J. DEMETRIOU)

/s/ BARRY J. GOLDSTEIN (BARRY J. GOLDSTEIN)	/s/ RICHARD C. BROWN (RICHARD C. BROWN)

/s/ KELVIN L. DAVIS (KELVIN L. DAVIS)	_____________________ (KAREN A. TWITCHELL)

/s/ NATHAN H. WRIGHT (NATHAN H. WRIGHT)	/s/ KEVIN M. FOGARTY (KEVIN M. FOGARTY)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin M. Fogarty and Stephen E. Tremblay, and each of them severally, as his or her true and lawful agent, with power to act separately and with full and unqualified authority to delegate any or all of the powers granted herein to any person or persons selected by said agent(s), to execute in his or her name, place, and stead in capacity as a director or officer of Kraton Performance Polymers, Inc., a registration statement on form S-8 to be filed by Kraton Performance Polymers, Inc., any and all amendments (including post-effective amendments) to such registration statement, with exhibits thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said agents, or any person or persons to whom said agent(s) have delegated the foregoing powers, may do and perform each and every act and thing requisite and necessary to be done in connection with the execution and filing of the referenced registration statement and any amendments thereto (including post-effective amendments).

Except as otherwise specifically provided herein, the power of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that each person whose signature appears below has previously executed. This power of attorney shall not be revoked by any subsequent power of attorney each person whose signature appears below may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney.

CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

IMPORTANT INFORMATION FOR THE AGENT: When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

  (6) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

  (7) avoid conflicts that would impair your ability to act in the principal’s best interest;

  (8) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

  (9) keep a record or all receipts, payments, and transactions conducted for the principal; and

  (10) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).

You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

/s/ MICHAEL G. MACDOUGALL (MICHAEL G. MACDOUGALL)	/s/ KEVIN G. O’BRIEN (KEVIN G. O’BRIEN)

/s/ TIMOTHY J. WALSH (TIMOTHY J. WALSH)

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Form of Certificate of Incorporation of Kraton Performance Polymers, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 dated December 2, 2009
4.2	Form of By-laws of Kraton Performance Polymers, Inc.	Incorporation by reference to Exhibit 3.4 to the Registrant’s Form S-1 dated December 2, 2009
4.3	TJ Chemical Option Plan, dated November 30, 2009	Incorporated by reference to Exhibit 10.53 to the Registrant’s Form S-1 dated December 2, 2009.
4.4	Polymer Holdings 2009 Equity Incentive Plan, dated November 30, 2009	Incorporated by reference to Exhibit 10.48 to the Registrant’s Form S-1 dated December 2, 2009.
4.5	Polymer Holdings LLC Executive Deferred Compensation Plan, dated November 30, 2009	Incorporated by reference to Exhibit 10.52 to the Registrant’s Form S-1 dated December 2, 2009.
5.1	Opinion of Stephen W. Duffy	Filed herewith
23.1	Consent of KPMG LLP	Filed herewith
23.2	Consent of Stephen W. Duffy	Included in Exhibit 5.1
24.1	Power of Attorney	Included on signature pages